Exhibit 99.2

EXECUTION VERSION

KENNEDY-WILSON HOLDINGS, INC.

KENNEDY WILSON EUROPE REAL ESTATE PLC

KW INVESTMENT MANAGEMENT LIMITED

AND

THE KWE INEDs

INDEMNITY AGREEMENT

THIS AGREEMENT is entered into on 23 June 2017

BETWEEN:

(1)	KENNEDY-WILSON HOLDINGS, INC., a corporation incorporated under the laws of Delaware, with registered office at 151 S El Camino Drive, Beverly Hills, CA 90212 United States (“KWH”);

(2)	KENNEDY WILSON EUROPE REAL ESTATE PLC, a public company incorporated in Jersey (registered number 114680), with registered office at 47 Esplanade St. Helier Jersey JE1 0BD (“KWE”);

(3)	KW INVESTMENT MANAGEMENT LIMITED a company incorporated in Jersey (registered number 114679), with registered office at 47 Esplanade St. Helier Jersey JE1 0BD (the “Manager”); and

(4)	Charlotte Valeur, Simon Radford and Mark McNicholas, with business address at 47 Esplanade, St Helier, Jersey, JE1 0BD (each, a “KWE INED”),

together referred to as the “Parties” and each as a “Party” to this Agreement.

WHEREAS:

(A)

On 24 April 2017, KWH and KWE issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Code”) disclosing the terms of a recommended offer by KWH to acquire all of the outstanding shares (other than shares owned by KWH or its subsidiaries or held in treasury) of KWE and on 13 June 2017 they issued a further such announcement of an additional offer for such shares.

(B)

KWH intends to seek approval from its shareholders to issue new KWH shares in connection with the Offers, as required by the rules of the New York Stock Exchange, by way of a proxy statement (the “Proxy Statement”) and related materials and to publish a prospectus approved by the UKLA in connection with the New Offer (the “Prospectus”).

NOW THIS AGREEMENT WITNESSES as follows:

1.	DEFINITIONS

In this Agreement (including the Recitals above),

1.1	the following words have the following meanings:

“affiliate” means any entity under the control of another or under common control, but KWE and its subsidiary undertakings are not for this purpose affiliates of KWH;

“Business Day” means a day, other than a Saturday, Sunday or public or bank holiday, when banks are open for business in London, Jersey and New York;

“Code” has the meaning given to it in Recital (A) of this Agreement;

“Distribution” means the “KWE Special Distribution”, as defined in the announcement released by KWH on 13 June 2017, announcing the New Offer;

“Excess Fees” has the meaning given to it in Clause 3.1.3;

“Existing Indemnity Arrangement” has the meaning given to it in Clause 3.8.2;

“Indemnified Party” means KWE and each KWE INED;

“Indemnified Liability” has the meaning given to it in Clause 3.8.1;

“Investor Communication” means any communication, whether in writing or oral (including, without limitation, all investor presentations and slides, the Proxy Statement and the Prospectus), made or issued by or on behalf of KWH to its shareholders or any other person or regulatory body in relation to the Offer, but only insofar as such communication includes KWE Information;

“KWE Accounts Information” means KWE EU Accounts Information and KWE US Accounts Information;

“KWE EU Accounts” means the audited consolidated accounts of KWE for each of the financial years ended 31 December 2016, 31 December 2015 and 31 December 2014, prepared in accordance with International Financial Reporting Standards and audited in accordance with EU audit standards whether published, disseminated, communicated, furnished or filed before or after the date of this Agreement;

“KWE EU Accounts Information” means all information contained in the KWE EU Accounts;

“KWE US Accounts” means the KWE EU Accounts as (a) restated to comply with US Generally Accepted Accounting Principles and/or any of KWH’s accounting policies or (b) prepared under IFRS but re-audited in accordance with US audit standards and approved by the directors of KWE on 23 June 2017;

“KWE US Accounts Information” means all information contained in the KWE US Accounts;

“KWE Information” means any and all information relating, directly or indirectly, to the capital structure, business affairs, assets, liabilities and/or prospects of KWE or any of its subsidiaries (as defined in the UK Companies Act 2006) and all information, projections, forecasts, estimates, valuations wholly or partly relating to, based on or derived from any component of such information (including any proforma information which includes or reflects any thereof), in each case to the extent that it is on or after the date of this Agreement, or has been prior to the date of this Agreement, repeated, published, despatched or communicated (orally or in writing) to any person or regulatory body (including without limitation any holder of shares or other securities of KWH) or filed with or submitted to the SEC or any other regulatory body, in each case by or on behalf of KWH or any of its affiliates or advisers, but excluding any KWE Accounts Information;

“KWE Directors” means the KWE INEDs and, in their capacity as directors of KWE, Mary Ricks and William McMorrow;

“KWH Loan” has the meaning given to it in Clause 3.8.3;

“NDA” means the agreement dated 22 March 2017 among KWE, KWH and the Manager relating to, among other matters, the mutual exchange of information;

“New Offer” means the new offer announced on 13 June 2017 referred to in paragraph (A) of the Recitals to this Agreement;

“Old Offer” means the offer announced on 24 April 2017 referred to in Paragraph (A) of the Recitals to this Agreement;

“Offers” means the Old Offer and the New Offer;

“Proxy Statement” has the meaning given to it in paragraph (B) of the Recitals to this Agreement;

“Prospectus” has the meaning given to it in paragraph (B) of the Recitals of this Agreement; and

“SEC” means the U.S. Securities and Exchange Commission;

1.2	the headings are for convenience only and do not affect the interpretation of this Agreement;

1.3	a reference to a clause means a clause of this Agreement;

1.4	save where the context otherwise requires, references to the singular include the plural, and vice versa; and

1.5	any reference to an explanation, consent or approval being “written” or being given “in writing” shall include an explanation, consent or approval given by email.

2.	PREPARATION OF INFORMATION

2.1	The Manager undertakes to each of the KWE INEDs that:

(a)

it will furnish them promptly when requested with all information relating to KWE to which it has access in its capacity as the investment manager to KWE which is relevant to an evaluation of the capital structure, business affairs, assets, liabilities and/or prospects of KWE or any of its subsidiary undertakings (including, without limitation, all information from time to time from which any increase in asset values or reduction in liabilities can be inferred); and

(b)	it will use all reasonable endeavours to ensure that all such information will be accurate and not misleading.

2.2

KWH undertakes to KWE and to each of the KWE INEDs that if KWH or any of its affiliates or advisers, or any person on behalf of any of them, publishes, despatches or communicates to any person or regulatory body or files with or submits to the SEC or any other regulatory body any KWE Information or any KWE Accounts Information, it will do so only if, and for so long as, the undertakings in Clause 2.1(b) continue to be complied with in relation to it and that it will immediately correct all KWE Information and KWE Accounts Information in relation to which those undertakings are no longer complied with.

2.3	Each of KWH and the Manager agrees with KWE and each of the KWE INEDs that:

2.3.1

neither KWE nor any of the KWE INEDs will have any responsibility or liability to KWH, to any holder of shares or other securities of KWH or to any other person or regulatory body for any actual or alleged inaccuracy or other deficiency in any KWE Information contained, or referred to, in an Investor Communication and neither KWE nor any KWE INED owes KWH, any holder of shares or other securities of KWH or any other person or regulatory body any duty of care or any other duty in relation to the content of, or in relation to any actual or alleged omission from, or any deficiency in, such KWE Information (or any part of it), and in consequence neither KWE nor any of the KWE INEDs is capable of breach of any duty in relation to any such KWE Information, other than the duty not to act fraudulently;

2.3.2

neither KWE nor any of the KWE INEDs will have any responsibility or liability to KWH, to any holder of shares or other securities of KWH or to any other person or regulatory body for any actual or alleged inaccuracy or other deficiency in the KWE US Accounts Information or the Prospectus, and neither KWE nor any KWE INED owes KWH, any holder of shares or other securities of KWH or any other person or regulatory body any duty of care or any other duty in relation to the content of, or in relation to any actual or alleged omission from, or any deficiency in, such KWE US Accounts Information (or any part of it), and in consequence neither KWE nor any of the KWE INEDs is capable of breach of any duty in relation to such KWE US Accounts Information, other than the duty not to act fraudulently;

2.3.3

none of the KWE INEDs makes, will make, or has made at any time any representation to KWH, the Manager or any adviser of either of them or to any holder of shares or other securities of KWH or any other person or regulatory body (other than any KWE shareholders) as to the KWE Information or any part of it or the KWE Accounts Information or any part of it being complete or accurate or not being misleading, or being compliant with any applicable legal, regulatory or other requirements or being suitable for any purpose for which it is or has been used or is proposed to be used by the Manager, KWH or any of their advisers;

2.3.4

KWH shall not make, and will procure that none of its affiliates or advisers, and that no person or regulatory body acting on behalf of any of them, will make, any communication, claim or allegation which is inconsistent with any of the agreements recorded in Clause 2.3.1 to Clause 2.3.3 (inclusive) or with the disclaimer set out in Schedule 1 to this Agreement;

2.3.5

the Proxy Statement, the Prospectus and all other documents or materials published, disseminated, communicated or furnished to or filed with any person or regulatory body by or on behalf of KWH or any of its affiliates or advisers which contains any KWE Information or KWE Accounts Information shall include a disclaimer substantially in the form set out in Schedule 1 to this Agreement and shall not include any statement which is in any way inconsistent with such disclaimer or with any part of the agreements recorded in Clause 2.3.1 to Clause 2.3.3 (inclusive) and KWH warrants to each KWE INED that all such documents and materials so published, disseminated, communicated, furnished or filed prior to the date of this Agreement have included such a disclaimer except where the KWE INEDs have otherwise consented; and

2.3.6	without prejudice to Clauses 2.3.1 to 2.3.5, KWH undertakes to each KWE INED:

(a)

that no KWE Information or KWE Accounts Information will be communicated, disclosed or dealt with by or on behalf of KWH or any of its agents or advisers in any manner which indicates that any KWE INED has or accepts any responsibility for it or any part of it and KWH warrants to each KWE INED that no KWE Information or KWE Accounts Information has been dealt with in such a manner prior to the date of this Agreement;

(b)

to procure that no KWE Information or KWE Accounts Information will be attributed by or on behalf of KWH or any of its agents or advisers to a KWE INED without the prior written consent of that KWE INED and KWH warrants to each KWE INED that no KWE Information or KWE Accounts Information has been so attributed prior to the date of this Agreement;

(c)	that all references to KWE Information and KWE Accounts Information will be only in a form and context previously approved by or on behalf of KWE; and

(d)	that the KWE US Accounts will not be filed, disseminated or published by it or any of its affiliates, advisers or agents without the prior written consent of each of the KWE INEDs.

2.4

KWH undertakes to KWE and each of the KWE INEDs to procure that neither KWH nor any of its affiliates or advisers, nor any person acting on behalf of any of them, will repeat, publish, disseminate or communicate to any person, or file with or submit to the SEC or any other regulatory body any KWE Information or KWE Accounts Information except where, in relation only to KWE Information or KWE Accounts Information which does not include any KWE EU Accounts Information:

2.4.1

KWH has supplied to KWE and the KWE INEDs a complete and accurate copy of the relevant KWE Information or KWE Accounts Information, and all material information regarding the form and context in which it is to appear, and an explanation in writing of the manner in which it is to be released or dealt with, not less than one (1) Business Day prior to the repetition, publication, dissemination, communication, filing or submission; and

2.4.2	neither KWE nor any of the KWE INEDs has given notice in writing to KWH objecting to the repetition, publication, dissemination, filing or submission.

2.5

KWH undertakes to each KWE INED to (i) maintain until 31 December 2022 all insurance policies in force at the date of this Agreement under or by reference to which that KWE INED may be entitled to make a claim on any basis, (ii) to maintain until 31 December 2022 cover for the benefit of that KWE INED on equivalent terms as those insurance policies referred to in paragraph (i) of this Clause 2.5 or (iii) arrange for that KWE INED to be insured under the insurance policies currently maintained for the benefit of KWH’s directors and KWH further undertakes to each KWE INED to procure that each KWE INED is given all assistance (at KWH’s cost) as that KWE INED may request to enable that KWE INED to claim under such policies any reimbursement, insurance payment or other payment available thereunder.

3.	INDEMNITY

3.1	Subject to Clause 3.4, KWH undertakes separately to each Indemnified Party that, if that Indemnified Party incurs, becomes liable to discharge, or discharges any Indemnified Liability, KWH will:

3.1.1

within five (5) Business Days after notice in writing from that Indemnified Party requiring it to do so, reimburse to that Indemnified Party all and any payments made by that Indemnified Party in or towards the discharge of that Indemnified Liability; and

3.1.2

to the extent that the Indemnified Liability has not been discharged, discharge it in full within five (5) Business Days after notice from the Indemnified Party, that it has become due and payable; and

3.1.3

without limiting Clause 3.1.1 or Clause 3.1.2, pay all fees, costs and expenses of such Indemnified Party immediately as and when invoiced to such Indemnified Party and notified to KWH in writing by the Indemnified Party, if the Indemnified Party provides an invoice from an adviser stating that such fees, costs, charges or expenses were incurred, directly or indirectly, as a result of such Indemnified Party or his or her legal or other advisers (including, without limitation, any expert adviser on any matter of fact, practice or opinion) considering, investigating, seeking advice on, defending or preparing to defend any actual, threatened or anticipated claim against such Indemnified Party by KWH, any holder of shares or other securities of KWH or any other person or regulatory body which refers to, relates to or is wholly or partly based on any of the KWE Information or the KWE US Accounts Information or which would not have arisen if KWE Information, KWE US Accounts Information and/or KWE EU Accounts Information had not been repeated, published, despatched or communicated to any person or regulatory body by KWH or any of its affiliates or advisers (or any agent or other person on its or their behalf) or been submitted to or filed with the SEC or any other regulatory body, provided that, if it is subsequently agreed by KWH and the Indemnified Party or finally determined by a Court of England and Wales from whose decision no appeal is possible that any such fees, costs and expenses were not reasonable and properly incurred (the “Excess Fees”), the relevant Indemnified Party shall promptly, and in any event within 10 Business Days of the date of the final determination, reimburse KWH for an amount equal to the Excess Fees received by it pursuant to this Clause 3.1.3.

3.2

Subject to Clause 3.4, the indemnities in this Clause 3 extend, and are in addition to, any rights that the Indemnified Parties may have at common law or otherwise, and shall remain in full force and effect whether or not the Offer or New Offer becomes effective, unconditional in all respects or is otherwise completed.

3.3

No Indemnified Party shall be entitled to be indemnified in respect of any amount comprising all or part of an Indemnified Liability to the extent that a Court of England and Wales from whose decision no appeal is possible has finally determined that such amount arose as a result of the fraud of that Indemnified Party, in which case that Indemnified Party shall promptly, and in any event within 10 Business Days of the date of the final determination, reimburse such amount to KWH.

3.4	KWH will not be obliged to make payment to a KWE INED of any amount in respect of an Indemnified Liability under the indemnities in this Clause 3 except where:

3.4.1	that KWE INED has given notice to KWH in writing of a claim for payment of such amount, stating briefly the nature of the Indemnified Liability which has given rise to the claim;

3.4.2

the Indemnified Liability to which the claim relates has not been fully discharged within 30 days after the date of deemed receipt of such notice by a payment under an Existing Indemnity Arrangement; and

3.4.3

the Indemnified Liability to which the claim relates has not been fully discharged within 30 days after the date of deemed receipt of such notice by a payment made by or on behalf of that KWE INED using the proceeds of a KWH Loan.

3.5

If all or part of an amount claimed in a notice given by a KWE INED under Clause 3.4.1 has not been fully discharged in the manner referred to in Clause 3.4.2 or Clause 3.4.3 within 30 days after the date of deemed receipt of the notice, KWH shall pay the undischarged amount, or the undischarged portion of it, immediately to or as directed by that KWE INED.

3.6

No payment referred to in Clause 3.4.2 or Clause 3.4.3 or otherwise under any of the indemnities in this Clause 3 will be arranged or made by KWH, the Manager or any other person subject to any requirement that any aspect of the conduct of any defence or other proceedings to which a KWE INED is or may become party will require consent or approval from KWH, an insurer or any other person, or that it will be required to comply with any direction from any such person (other than as may be required under KWE’s director and officer’s insurance policy in existence as at the date of this Agreement).

3.7

A KWH Loan advanced to a KWE INED will bear no interest or other charges and no amount advanced under a KWH Loan will be repayable in any circumstances, except where the amount has been applied in the unconditional discharge of an Indemnified Liability and then only to the extent of any payment received by that KWE INED in respect of the same Indemnified Liability (a) under an Existing Indemnity Arrangement or (b) from KWH under the indemnities in this Clause 3, in either case in respect of the same Indemnified Liability.

3.8	For the purposes of this Clause 3:

3.8.1	an “Indemnified Liability” means any liability, cost, charge or expense to the extent that it is directly or indirectly based on, related to or a consequence of:

(a)	any content of or omission from any KWE Information or KWE US Accounts Information;

(b)

any use, dissemination, filing or disclosure, whether before or after the date of this Agreement of any KWE Information or KWE US Accounts Information by KWH or any of its affiliates or any of their respective officers, employees, agents, or advisers;

(c)	any breach of Clause 2;

(d)	any compliance with a requirement imposed under an insurance policy referred to in Clause 3.6;

(e)	any amount advanced under a KWH Loan being required for any reason to be repaid except in the circumstances set out in Clause 3.7; or

(f)

any loss incurred by any creditor of KWE as a result of the non-payment by KWE of any amounts due to that creditor, to the extent that such loss is wholly or partly a direct or indirect consequence of (a) any act or omission of KWE or KWH or any of their respective directors after the date on which the New Offer has become effective or otherwise been implemented, or (b) any combination of (i) any such act or omission and (ii) the payment of the Distribution;

3.8.2

an “Existing Indemnity Arrangement” means any insurance policy or other indemnification agreement in existence at the date of this Agreement under which the KWE INEDs are entitled to reimbursement or indemnification of any Indemnified Liability; and

3.8.3	a “KWH Loan” means a loan made to a KWE INED by the Manager as contemplated by this Clause 3.

3.9

No KWE INED may claim indemnification from KWH under this Clause 3 in respect of an Indemnified Liability resulting from an act or omission referred to in Clause 3.8.1(f) which that KWE INED approved at a duly convened meeting of the directors of KWE (or any committee thereof) after the date on which the Distribution has been paid in full.

3.10

Nothing in this Agreement shall absolve the KWE INEDs from any responsibility or liability they had prior to 24 April 2017 to persons who are shareholders of KWE, in their capacity as such shareholders, in respect of the publication prior to that date of KWE EU Accounts Information.

3.11

Subject and without prejudice to Clause 3.7, a KWE INED who gives a notice to KWH under Clause 3.4 in respect of an Indemnified Liability will be deemed thereby also to confer on the Manager the authorities necessary to pursue a claim on behalf of that KWE INED in respect of that Indemnified Liability under any Existing Indemnity Arrangement, but not to agree any waiver, settlement or compromise or make any admission on behalf of the KWE INED concerned, and the KWE INED will provide such information (at the cost of the Manager) as the Manager may reasonably request to the extent that the information is necessary to enable such claim to be pursued; but any failure to comply with this Clause 3.11 will not in any way prejudice a KWE INED’s entitlement to be indemnified under this Clause 3 in respect of that or any other Indemnified Liability. For the avoidance of doubt the obligations of an KWE INED under this Clause 3.11 will not bind the successors in title of any KWE INED.

3.12

All payments required to be made under the indemnities in this Clause 3 will be made in full as and when required without deductions of any kind, set off counterclaim or otherwise (except any deduction to which clause 3.14 applies) of any kind, whether in respect of any breach or alleged breach by an Indemnified Party of any obligations it may have under this Agreement or otherwise.

3.13	All sums payable by KWH or the Manager to any Indemnified Party shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

3.14

If any deductions or withholdings are required by law to be made from any of the sums payable under this Clause 3, then KWH or the Manager (as applicable) shall be obliged to pay to the relevant Indemnified Party such sum as will, after the deduction or withholding has been made, leave the relevant Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.15	If:

3.15.1	any sum payable by KWH or the Manager to any Indemnified Party under this Clause 3; or

3.15.2	the benefit of the maintenance of insurance policies under Clause 2.5; or

3.15.3	the advance, the continuing benefit or the release of any KWH Loan,

is subject to tax (including social security contributions) in the hands of the relevant Indemnified Party, then KWH or the Manager (as applicable) shall be under the same obligation to make an increased payment in relation to such tax as if it were a deduction or withholding required by law.

3.16

If KWH or the Manager makes an increased payment pursuant to Clause 3.14 and the relevant Indemnified Party receives and utilises any relief, allowance or credit in respect of the tax that gave rise to such increased payment, then, save to the extent that the relief, allowance or credit has reduced the amount of an increased payment that KWH or the Manager would otherwise have had to make under Clause 3.15, the relevant Indemnified Party shall reimburse KWH or the Manager (as applicable) such amount as shall leave the relevant Indemnified Party in the same position as it would have been in had no such deduction or withholding been required to be made.

4.	PAYMENT OF RE-AUDIT FEES

KWE shall, promptly following receipt of the same, forward to KWH all invoices which KWE receives from KPMG LLP or any of its affiliated entities in respect of the proposed re-audit of the KWE EU Accounts in accordance with US audit standards. KWH agrees to settle all such invoices as soon as reasonably practicable and in any event within 10 Business Days of receipt of the relevant invoice.

5.	WARRANTIES

5.1	Each of the Parties warrants to each of the others on the date of this Agreement that:

5.1.1	it has all requisite powers and authorities required to enter into and perform its obligations under this Agreement;

5.1.2	its obligations under this Agreement are binding in accordance with their terms; and

5.1.3	the execution and delivery of, and performance of such Party’s obligations under, this Agreement will not:

(a)	in the case of KWH and the Manager, result in a breach of any provision of its constitutional documents;

(b)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

6.	MISCELLANEOUS PROVISIONS

6.1

The covenants of the Manager and KWH in this Agreement are given in consideration of KWE and the KWE INEDs continuing to spend time in implementing or evaluating the Offer or the New Offer or in preparing for or evaluating the actions KWE should take in connection with the Offer or the New Offer or in responding to KWH in relation to the Offer or the New Offer.

6.2	Several Rights and Obligations

Each of the rights of KWE and each KWE INED under this Agreement (including all rights enjoyed as Indemnified Parties) are conferred and held severally and each of them may enforce all or any of such rights individually and irrespective of whether any of the others is able to do so or seeks to do so.

6.3	Enforceability

If any provision of this Agreement is determined to be unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other provisions or, in the case of provisions unenforceable only in part, shall not affect or impair the remainder of the relevant provision. Such other provisions or parts thereof, as appropriate, shall continue to bind the Parties.

6.4	NDA

Nothing in the NDA will in any way restrict or limit the effect of this Agreement.

6.5	Survival

The warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect notwithstanding completion of the transaction contemplated by the Offer.

6.6	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by each of the parties.

6.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same Agreement.

6.8	Notices

A notice under or in connection with this Agreement must be in writing and must be left at the address of the addressee, or sent by registered mail to the address of the addressee or sent by email to the email address of the addressee, in each case that is specified in this Clause 6.8 or to such other address or email address as may be notified by such addressee by giving notice in accordance with this Clause 6.8. The address and email address of each Party is:

6.8.1	in the case of KWH:

Address:	151 S El Camino Drive, Beverly Hills, CA 90212 United States

Email:	ilee@kennedywilson.com

For the attention of:	The General Counsel

With a copy to Macfarlanes LLP (email: graham.gibb@macfarlanes.com), marked for the attention of Graham Gibb and Wachtell, Lipton, Rosen & Katz (email: gsmoodie@wlrk.com), marked for the attention of Gordon Moodie; and

6.8.2	in the case of KWE (prior to the completion of the transaction contemplated by the Offer) and the KWE INEDs:

Address:	47 Esplanade, St Helier, Jersey, JE1 0BD

Email:	charlotte.valeur@global-governance-group.com;
smradford3@gmail.com; memcnicholas@gmail.com

For the attention of:	Charlotte Valeur, Simon Radford and Mark McNicholas

With a copy to Sullivan & Cromwell LLP (email: emmersont@sullcrom.com or perryb@sullcrom.com), marked for the attention of Tim Emmerson or Ben Perry.

6.9

A notice given under Clause 6.8 shall conclusively be deemed to have been received on (a) on the day it is given, if such day is a Business Day or, if such day is not a Business Day, the next Business Day, if sent by email, (b) at the time of delivery, if delivered personally and (c) two Business Days after posting, if sent by registered mail.

6.10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, and understandings between them, whether written or oral, relating to its subject matter.

6.11	Waiver

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

6.12	Third Party Rights

This Agreement is made for the benefit of KWE and the KWE INEDs. This Agreement shall enure for the benefit of the successors, personal representatives, heirs and estate of KWE and the KWE INEDs, as applicable. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Agreement.

6.13	Governing Law and Jurisdiction

6.13.1

This Agreement and all obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, the laws of England and each of the Parties hereby submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England and Wales.

6.13.2

Each of the Parties irrevocably waives any defence of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of any claim under this Agreement. To the extent permitted by law, each of the Parties hereby irrevocably waives any objections to the enforcement by any competent court in the United States of America any judgment validly obtained in any courts of England and Wales on the basis of any claim under this Agreement.

6.13.3

Notwithstanding the foregoing, each of KWE and the KWE INEDs shall retain the right to join KWH in any proceeding to which KWE or any KWE INED is party in any other jurisdiction relating to the Transaction.

6.13.4

Each Party irrevocably appoints Kennedy Wilson UK Limited (a company incorporated in England and Wales with registered number 07802204) as its authorised agent for service of process in England and Wales with respect to any claim under or notice required by this Agreement. Service by or on behalf of an Indemnified Party of any notice, document or proceedings in connection with this Agreement on Kennedy Wilson UK Limited will constitute valid service on KWH and the Manager irrespective of whether either or both of them has purported to revoke the authority conferred by this Clause 6.13.4. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

[Signature page follows]

SIGNED on the date set out at the head of this Agreement by:

SIGNED by MATT WINDISCH	)	/s/ Matt Windisch
for and on behalf of KENNEDY- WILSON HOLDINGS, INC.	) ) )

SIGNED by ANDREW MCNULTY	)	/s/ Andrew McNulty
for and on behalf of KW INVESTMENT MANAGEMENT LIMITED	) ) ) )

SIGNED by CHARLOTTE	)	/s/ Charlotte Valeur
VALEUR for and on behalf of KENNEDY WILSON EUROPE REAL ESTATE PLC	) ) )

SIGNED by CHARLOTTE	)	/s/ Charlotte Valeur
VALEUR	)

SIGNED by MARK	)	/s/ Mark McNicholas
McNICHOLAS	)

SIGNED by SIMON	)	/s/ Simon Radford
RADFORD	)

[Signature Page to Indemnity Agreement]

Schedule 1

Form of Disclaimer

[KWH] and the directors of [KWH] accept sole responsibility for all information, opinions, estimates, valuations, projections and commentary contained in or based on this communication, including, without limitation, all financial and commercial information, opinions, estimates, valuations, projections and commentary relating directly or indirectly to KWE or its assets or liabilities or derived from or reflecting any information, opinion, estimate, valuation, projection, or commentary relating to KWE or its assets or liabilities (“KWE Information”). No representation has been made, is made or will be made at any time by KWE or any of the directors of KWE (“KWE Directors”), and none of KWE or any of the KWE Directors have authorised anyone to represent, that KWE or any KWE Director has adopted or verified the accuracy, completeness, reasonableness or achievability of any KWE Information, that all or part of it is not misleading or that all or part of it complies with all or any applicable legal, regulatory or other requirements. Accordingly, none of KWE nor any of the KWE Directors assumes any duty of care or other duty to [KWH], any holder of shares or other securities of [KWH] or any other person or regulatory body in relation to the content of, or any omission from, any KWE Information and KWE and each of the KWE Directors expressly disclaims all and any responsibility for the accuracy or completeness of any KWE Information or for the KWE Information not being misleading in the context in which it is used and/or complying with applicable legal, regulatory, accounting or other requirements. None of KWE nor any of the KWE Directors owes any obligation, whether to [KWH], any holder of shares or other securities of [KWH] or any other person or regulatory body, to correct or update any KWE Information or accepts any liability, whether arising in tort, contract or otherwise, to any person or regulatory body in connection with any reliance or expectation placed on any KWE Information or in connection with any KWE Information, or any matter derived from it, including, without limitation, in relation to any decision to vote or not to vote in relation to any matter or to acquire or not to acquire any securities or to dispose or not to dispose of any securities.